                                                           Exhibit 10.11


HIBERNIA

September 6, 1996

Mr. Mark S. Sexton
President and Chief Executive Officer
Evergreen Resources, Inc.
1000 Writer Square
1512 Larimer Street
Denver, Colorado 80202

Dear Mark:

On behalf of Hibernia National Bank ("Lender"), I am authorized to extend Lender's commitment to make revolving loans to Evergreen Resources, Inc., a Colorado Corporation ("Borrower") subject to the basic terms and conditions set forth below, upon your acceptance of this commitment on or before the date set forth below. The following terms and conditions are not intended to be exhaustive, since final documentation of the facility will require further discussions between Lender and Borrower and approval by Lender's and Borrower's legal counsel. This commitment letter supersedes all prior commitment letters and represents an extension and amendment to the Credit Agreement dated 11/15/90 between Evergreen Resources, Inc. and Hibernia National Bank as amended from time to time.

The following are the amended provisions.

NOTE AMOUNT: The lesser of $15,000,000 or the Borrowing Base value then in effect (See attached Borrowing Base Schedule).

CLOSING CONDITION: Closing under the $15,000,000 note shall occur concurrently with repayment of approximately $3,600,000 of debt outstanding at Lender from Raton Gas Company, LLC (a subsidiary of Evergreen Resources).

MATURITY DATE:  July 31, 1998

COMMITMENT FEE: Upon acceptance, a commitment fee of $56,250 will be due and payable.

FINANCIAL COVENANT:  The company shall maintain a ratio of Total
Liabilities to Tangible Net Worth at a maximum of 0.50:1.00 at all times.

In addition to the above amended provisions, the following provisions continue to apply.

INTEREST RATE:  Interest rate on borrowings shall be at Lender's
Prime Rate.

UNUSED FEE: The Borrower will pay to Bank an unused fee of 0.50% per annum on the average daily unused commitment amount, payable quarterly.

ENGINEERING FEE: The Borrower will pay to Bank an Engineering fee of $7,000 per annum.

DETAILS OF REPAYMENT: Details of repayment mirror those described in the Credit Agreement, in that interest payments are due monthly with principal due at maturity. Borrowing Base schedule redeterminations will be at Lender's sold discretion, but not less often than semi-annually. Principal

Mr. Mark S. Sexton
Evergreen Resources, Inc.

payments will be due if the loan outstanding exceeds the amount permitted under the Borrowing Base schedule.

CLOSING COSTS: Borrower shall pay all reasonable fees of Lender's counsel and all other fees and expenses incurred by Lender or Borrower in connection with this commitment or the facility, whether or not the facility closes, including without limitation, inspection fees, legal fees, brokerage fees, appraisal fees, and travel expenses. Borrower understands that Lender will begin incurring these expenses upon acceptance of this letter and that these charges are in addition to the commitment fee referred to hereinabove and that they will be billed to the Borrower regardless of whether the facility closes.

SECURITY: First priority mortgage and assignment of production covering 100% of the value of the Raton Basin leases and certain
San Juan Basin leases. Title opinions acceptable to Lender will be required on the leases.

COMMITMENT LETTER EXPIRY: The commitment described in this letter shall expire and be null and void at the close of business on September 27, 1996, unless an accepted copy of this letter is received by Lender prior to said Expiration Date.

ACCEPTED COMMITMENT EXPIRY: The accepted commitment will expire on October 28, 1996 unless the facility closes. Any extensions to the closing deadline must be confirmed in writing by Lender.

The above stated conditions encompass only a partial lest of conditions that may appear in the Loan Agreement, and should not be deemed to be exhaustive or all inclusive. Lender's obligation to make the facility described herein shall be subject to Borrower's agreement to conditions, affirmative and negative covenants, and default provisions which are standard in loan documentation for similar loans made by Lender or which in Lender's discretion are required for purposes of this transaction.

If these terms and conditions are acceptable, please evidence your acceptance by signing below in the space indicated, and return the executed original of this letter along with the commitment fee to the undersigned. We look forward to working with you on this and future opportunities.

Sincerely,



Colleen B. Smith                   Lyndsay P Job
Assistant Vice President           Senior Vice President
Energy/Maritime Division           Manager Energy/Maritime Division

Acceptance: The foregoing commitment is hereby accepted, and the undersigned agrees to accept the facility described therein, this 10th day of September, 1996.

Evergreen Resources, Inc.



By:      /s/ Mark S. Sexton
    ---------------------------------------------------------
Title:  Mark S. Sexton, President and Chief Executive Officer



HIBERNIA NATIONAL BANK - P.O. BOX 61540 - NEW ORLEANS, LA 70161 - 504-533-5395
                              PAGE 2

                        Evergreen Resources - 8/96

                   Borrowing Base Schedule, at month end


               #         Month             Borrowing
                         MM-YY               Base
                                              $M

                                           15,000.0
                 1       Sep-96            14,633.0
                 2       Oct-96            14,275.0
                 3       Nov-96            13,914.0
                 4       Dec-96            13,555.0
                 5       Jan-97            13,349.0
                 6       Feb-97            13,131.0
                 7       Mar-97            12,928.0
                 8       Apr-97            12,735.0
                 9       May-97            12,549.0
                10       Jun-97            12,357.0
                11       Jul-97            12,165.0
                12       Aug-97            11,975.0
                13       Sep-97            11,779.0
                14       Oct-97            11,579.0
                15       Nov-97            11,367.0
                16       Dec-97            11,146.0
                17       Jan-98            10,900.0
                18       Feb-98            10,643.0
                19       Mar-98            10,403.0
                20       Apr-98            10,175.0
                21       May-98             9,956.0
                22       Jun-98             9,732.0
                23       Jul-98             9,508.0